Exhibit 18.01

January 29, 2003

Board of Directors
Quintiles Transnational Corporation
4709 Creekstone Drive
Durham, NC 27703

Dear Directors:

We are providing this letter to you for inclusion as an exhibit to your Form 10-K filing pursuant to Item 601 of Regulation S-K.

We have audited the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 and issued our report thereon dated January 29, 2003. Note 19 to the financial statements describes a change in accounting principle in the Company’s application of FASB Statement No. 109 from an “incremental” approach to recording deferred taxes related to the income tax benefit associated with its international, multi-jurisdictional tax strategies to a “strict jurisdictional” approach. It should be understood that the preferability of one acceptable method of accounting over another for recording deferred taxes associated with these strategies has not been addressed in any authoritative accounting literature, and in expressing our concurrence below we have relied on management’s determination that this change in accounting principle is preferable. Based on our reading of management’s stated reasons and justification for this change in accounting principle in the Form 10-K, and our discussions with management as to their judgment about the relevant business planning factors relating to the change, we concur with management that such change represents, in the Company’s circumstances, the adoption of a preferable accounting principle in conformity with Accounting Principles Board Opinion No. 20.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP